As filed with the Securities and Exchange Commission on February 27, 2025.

Registration No. 333-___

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Resolute Holdings Management, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-1246734 (I.R.S. Employer Identification No.)
445 Park Avenue, Suite 5B New York, NY (Address of principal executive offices)	10022 (Zip Code)

Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan
(Full title of the plan)

Kurt Schoen, Chief Financial Officer

Resolute Holdings Management, Inc.
445 Park Avenue, Suite 5B
New York, NY 10022
212-256-8405

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
212-373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed to register 1,272,962 shares of common stock, $0.0001 par value per share (the “Common Stock”) of Resolute Holdings Management, Inc. (the “Company”) that may be issued to employees, officers, non-employee directors and other service providers of the Company or any of its affiliates pursuant to future grants of equity awards under the Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan (the “2025 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2025 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Secretary of the Company at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s effective Registration Statement on Form 10 (File No. 001-42458) initially filed with the Commission on December 30, 2024, as amended by Amendment No. 1 as filed with the Commission on January 24, 2025, as amended by Amendment No. 2 as filed with the Commission on February 7, 2025, and as amended by Amendment No. 3 filed with the Commission on February 10, 2025 (as so amended, the “Form 10”);

2.	The Company’s Current Reports on Form 8-K filed on February 14, 2025 and February 19, 2025 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

3.	The description of the Common Stock included in the section titled “Description of Our Capital Stock” in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Delaware law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable, and the Company’s certificate of incorporation includes such an exculpation provision. The Company’s bylaws include provisions that indemnify, to the fullest extent allowable under the Delaware General Corporation Law (“DGCL”), the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director, officer, employee, or agent at another corporation or enterprise, as the case may be. The Company’s bylaws also provide that the Company must indemnify and advance expenses to the Company’s directors, officers, and employees, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL.

The limitation of liability and indemnification provisions included in the Company’s certificate of incorporation and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders. However, these provisions will not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, in a class action or direct suit, the Company may have to pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of the Company’s directors, officers, or employees for which indemnification is sought.

Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

The Company currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

The Company will enter into an indemnification agreement with each of the Company’s directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on the Company’s behalf.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Document
3.1	Amended and Restated Certificate of Incorporation of Resolute Holdings Management, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 19, 2025).
3.2	Amended and Restated Bylaws of Resolute Holdings Management, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on February 19, 2025).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1	Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registration Statement on Form 10 filed on December 30, 2024).
10.2*	Form of Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan Restricted Stock Unit Agreement
10.3*	Form of Resolute Holdings Management, Inc. 2025 Omnibus Incentive Plan Option Agreement
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included on signature pages of this Registration Statement).
99.1*	Consent of David M. Cote as Director Nominee.

Exhibit No.	Exhibit Document
99.2*	Consent of John Cote as Director Nominee.
99.3*	Consent of Roger B. Fradin as Director Nominee.
99.4*	Consent of Paul Galant as Director Nominee.
99.5*	Consent of Brian F. Hughes as Director Nominee.
99.6*	Consent of Mark James as Director Nominee.
99.7*	Consent of Thomas R. Knott as Director Nominee.
99.8*	Consent of Dr. Krishna Mikkilineni as Director Nominee.
99.9*	Consent of Jane J. Thompson as Director Nominee.
107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings

The Company hereby undertakes:

(a)	(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Resolute Holdings Management, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on February 27, 2025.

RESOLUTE HOLDINGS MANAGEMENT, INC.

By:	/s/ Kurt Schoen
	Name:	Kurt Schoen
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Thomas R. Knott and Kurt Schoen, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on February 27, 2025, by the following persons in the capacities indicated.

Signature	Title

/s/ Thomas R. Knott	Chief Executive Officer (Principal Executive Officer)
Thomas R. Knott

/s/ Kurt Schoen	Chief Financial Officer
Kurt Schoen	(Principal Financial and Accounting Officer)

/s/ Jonathan C. Wilk	Director
Jonathan C. Wilk

/s/ Timothy W. Fitzsimmons	Director
Timothy W. Fitzsimmons

/s/ Joseph J. DeAngelo	Director
Joseph J. DeAngelo